Exhibit 24.1


                                POWER OF ATTORNEY


      The undersigned hereby appoints Baldwin Enterprises, Inc., its true and lawful attorney-in fact and agent to execute for and on behalf of the undersigned (i) any Schedule 13D, Schedule 13G, any amendments to any of the foregoing and any related documentation which may be required to be filed and
(ii) all Forms 3, 4 and 5 required to be filed under Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, as a result of the beneficial ownership by RCG Baldwin, L.P. of, or participation in a group with respect to, securities directly or indirectly beneficially owned by RCG Baldwin, L.P., of Americredit Corp., and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Baldwin Enterprises, Inc, under this Power of Attorney shall remain in full force and effect with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds, Schedule 13Gs, Forms 3, 4, or 5 unless revoked earlier in writing.


Date: January 17, 2008


                                     RAMIUS ADVISORS, LLC

                                     By: /s/ Owen Littman
                                         ------------------------------------
                                         Name: Owen Littman
                                         Title: Authorized Signatory